July 30, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Blue Sun Media, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated July 24, 2013 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, ZBS Group LLP.

/s/ ZBS Group LLP

ZBS Group LLP

Melville, New York

115 Broad Hollow Road, Suite 350 Melville, New York 11747

Tel: (516) 394-3344     Fax:  (516) 908-7867

www.zbscpas.com